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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

Vitesse Semiconductor Corporation

(Name of Issuer)

Common Stock

(Title of Class of Securities)

928497106

(CUSIP Number)

December 31, 2008

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (2-02)

CUSIP No. 928497106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 22,894,386
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 22,894,386

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 22,894,386 (see Item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.0%
12	TYPE OF REPORTING PERSON* IA

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 928497106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Combined Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 8,837,959
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 8,837,959

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,837,959 (see Item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.5%
12	TYPE OF REPORTING PERSON* IA

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 928497106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Combined Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 8,837,959
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 8,837,959

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,837,959 (see Item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.5%
12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 928497106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Combined Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 8,837,959
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 8,837,959

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,837,959 (see Item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.5%
12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 928497106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Combined Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 8,837,959
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 8,837,959

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,837,959 (see Item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.5%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 928497106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Convertible Arbitrage Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 6,846,122
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 6,846,122

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,846,122 (see Item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.7%
12	TYPE OF REPORTING PERSON* IA

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 928497106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Convertible Arbitrage Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 6,846,122
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 6,846,122

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,846,122 (see Item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.7%
12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 928497106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Convertible Arbitrage Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 6,846,122
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 6,846,122

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,846,122 (see Item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.7%
12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 928497106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Convertible Arbitrage Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 6,846,122
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 6,846,122

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,846,122 (see Item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.7%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 928497106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Diversified Convertible Arbitrage Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 153,061
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 153,061

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 153,061 (see Item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .06%
12	TYPE OF REPORTING PERSON* IA

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 928497106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Diversified Convertible Arbitrage Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 153,061
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 153,061

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 153,061 (see Item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .06%
12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 928497106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Diversified Convertible Arbitrage Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 153,061
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 153,061

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 153,061 (see Item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .06%
12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 928497106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Diversified Convertible Arbitrage Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 153,061
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 153,061

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 153,061 (see Item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .06%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 928497106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Pandora Select Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 1,099,490
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 1,099,490

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,099,490 (see Item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4%
12	TYPE OF REPORTING PERSON* IA

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 928497106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Pandora Select Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 1,099,490
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 1,099,490

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,099,490 (see Item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4%
12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 928497106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Pandora Select Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 1,099,490
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 1,099,490

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,099,490 (see Item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4%
12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 928497106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Pandora Select Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 1,099,490
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 1,099,490

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,099,490 (see Item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 928497106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Hedged High Yield Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 2,222,806
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 2,222,806

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,222,806 (see Item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.9%
12	TYPE OF REPORTING PERSON* IA

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 928497106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Hedged High Yield Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 2,222,806
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 2,222,806

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,222,806 (see Item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.9%
12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 928497106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Hedged High Yield Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 2,222,806
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 2,222,806

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,222,806 (see Item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.9%
12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 928497106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Hedged High Yield Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 2,222,806
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 2,222,806

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,222,806 (see Item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.9%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 928497106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Special Opportunities Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 2,750,000
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 2,750,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,750,000 (see Item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.1%
12	TYPE OF REPORTING PERSON* IA

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 928497106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Special Opportunities Partners, L.P.-Series B
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 2,750,000
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 2,750,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,750,000 (see Item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.1%
12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 928497106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Special Opportunities Fund, L.P. – Series B
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 2,750,000
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 2,750,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,750,000 (see Item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.1%
12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 928497106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Special Opportunities SPC Fund, Ltd. – Series B
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 2,750,000
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 2,750,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,750,000 (see Item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.1%
12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTION BEFORE FILLING OUT!

Item 1.	(a)	Name of Issuer

Vitesse Semiconductor Corporation (the “Company”)

	(b)	Address of Issuer’s Principal Executive Offices

741 Calle Plano Camarillo, CA 93012

Item 2.	(a)	Name of Person Filing

This statement is filed by:

	(i)	Whitebox Advisors, LLC, a Delaware limited liability company (“WA”);

	(ii)	Whitebox Combined Advisors, LLC a Delaware limited liability company (“WCA”).

	(iii)	Whitebox Combined Partners, L.P. a British Virgin Islands limited partnership (“WCP”).

	(iv)	Whitebox Combined Fund, L.P. a Delaware limited liability company (“WCFLP”).

	(v)	Whitebox Combined Fund, Ltd. a British Virgin Islands limited partnership (“WCFLTD”).

	(vi)	Whitebox Convertible Arbitrage Advisors, LLC, a Delaware limited liability company (“WCAA”);

	(vii)	Whitebox Convertible Arbitrage Partners, L.P., a British Virgin Islands limited partnership (“WCAP”);

	(viii)	Whitebox Convertible Arbitrage Fund, L.P., a Delaware limited partnership (“WCAFLP”);

	(ix)	Whitebox Convertible Arbitrage Fund, Ltd., a British Virgin Islands business company (“WCAFLTD”);

	(x)	Whitebox Diversified Convertible Arbitrage Advisors, LLC, a Delaware limited liability company (“WDCAA”);

	(xi)	Whitebox Diversified Convertible Arbitrage Partners, L.P., a Cayman Islands limited partnership (“WDCAP”);

	(xii)	Whitebox Diversified Convertible Arbitrage Fund, L.P., a Delaware limited partnership (“WDCAFLP”);

	(xiii)	Whitebox Diversified Convertible Arbitrage Fund, Ltd., a Cayman Islands exempted company (“WDCAFLTD”);

	(xiv)	Pandora Select Advisors, LLC, a Delaware limited liability company (“PSA”);

	(xv)	Pandora Select Partners, L.P., a British Virgin Islands limited partnership (“PSP”);

	(xvi)	Pandora Select Fund, L.P., a Delaware limited partnership (“PSFLP”);

	(xvii)	Pandora Select Fund, Ltd., a British Virgin Islands business company (“PSFLTD”);

	(xviii)	Whitebox Hedged High Yield Advisors, LLC, a Delaware limited liability company (“WHHYA”);

	(xix)	Whitebox Hedged High Yield Partners, L.P., a British Virgin Islands business company (“WHHYP”);

	(xx)	Whitebox Hedged High Yield Fund, L.P., a Delaware limited partnership (“WHHYFLP”); and

	(xxi)	Whitebox Hedged High Yield Fund, Ltd., a British Virgin Islands business company (“WHHYFLTD”).

	(xxii)	Whitebox Special Opportunities Advisors, LLC, a Delaware limited liability company (“WSOA”);

	(xxiii)	Whitebox Special Opportunites Partners, L.P. – Series B, a British Virgin Islands limited partnership (“WSOBP”);

	(xxiv)	Whitebox Special Opportunities Fund, LP – Series B, a Delaware limited partnership (“WSOBFLP”);

	(xxv)	Whitebox Special Opportunities SPC Fund, Ltd – Series B, a British Virgin Islands international business company (“WSOBFLTD”);

	(b)	Address of Principal Business Office or, if none, Residence

The address of the business office of WA, WCA, WCAA, WDCAA, WHHYA, PSA, WSOA, WCFLP, WCAFLP, WDCAFLP, WHHYFLP, PSFLP, and WSOBFLP is:

3033 Excelsior Boulevard Suite 300 Minneapolis, MN 55416

The address of the business office of WCP, WCAP, WHHYP, PSP, WSODP, WCFLTD, WCAFLTD, WHHYFLTD, PSFLTD, and WSODFLTD is:

Trident Chambers, P.O. Box 146 Waterfront Drive, Wickhams Cay Road Town, Tortola, British Virgin Islands

The address of the business office of WDCAP and WDCAFLTD is:

One Capital Place P.O. Box 847 Grand Cayman KY1-1103 Cayman Islands

	(c)	Citizenship

WA, WCA, WCAA, WDCAA, WHHYA, PSA, WSOA, WCFLP, WCAFLP, WDCAFLP, WHHYFLP, PSFLP, and WSOBFLP are organized under the laws of the State of Delaware; WCP, WCAP, WHHYP, PSP, WSODP, WCFLTD, WCAFLTD, WHHYFLTD, PSFLTD, and WSODFLTD are organized under the laws of the British Virgin Islands, WDCAP, and WDCAFLTD are organized under the laws of the Cayman Islands.

	(d)	Title of Class of Securities

Common Stock

	(e)	CUSIP Number

928497106

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	☐ Broker or dealer registered under section 15 of the Act.

	(b)	☐ Bank as defined in section 3(a)(6) of the Act.

	(c)	☐ Insurance company as defined in section 3(a)(19) of the Act.

	(d)	☐ Investment company registered under section 8 of the Investment Company Act of 1940.

	(e)	☒ An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E).

	(f)	☐ An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F).

	(g)	☐ A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G).

	(h)	☐ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

	(i)	☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940.

	(j)	☐ Group, in accordance with § 240.13d-1(b)(1)(ii)(J).

In addition to the investment advisers on behalf of whom this statement is filed pursuant to § 240.13d-1(b), this statement is also filed on behalf of the following persons pursuant to § 240.13d-1(c): WCP, WCFLP, WCFLTD, WCAFLP, WDCAFLP, WCAP, WDCAP, WCAFLTD, WDCAFLTD, PSFLP, PSFLTD, PSP, WHHYFLP, WHHYFLTD, and WHHYP.

Item 4.	Ownership

(a) Amount Beneficially Owned

WA, acting as investment adviser to its clients, is deemed to beneficially own 22,894,386 shares of Common Stock of the Company.

WCA, acting as investment advisor to its clients, is deemed to beneficially own 8,837,959 Shares of Common Stock of the company.

WCP is deemed to beneficially own 8,837,959 shares of Common Stock of the as a result of its indirect ownership of convertible bonds of the company.

WCFLP is deemed to beneficially own 8,837,959 shares of Common Stock of the as a result of its indirect ownership of convertible bonds of the company.

WCFLTD is deemed to beneficially own 8,837,959 shares of Common Stock of the as a result of its indirect ownership of convertible bonds of the company.

WCAA, acting as investment adviser to its clients, is deemed to beneficially own 6,846,122 shares of Common Stock of the Company.

WCAP is deemed to beneficially own 6,846,122 shares of Common Stock of the Company as a result of its direct ownership of convertible bonds of the Company.

WCAFLP is deemed to beneficially own 6,846,122 shares of Common Stock of the Company as a result of its indirect ownership of convertible bonds of the Company.

WCAFLTD is deemed to beneficially own 6,846,122 shares of Common Stock of the Company as a result of its indirect ownership of convertible bonds of the Company.

WDCAA, acting as investment adviser to its clients, beneficially own 153,061 shares of Common Stock of the Company.

WDCAP is deemed to beneficially own 153,061 shares of Common Stock of the Company as a result of its direct ownership of convertible bonds of the Company.

WDCAFLP is deemed to beneficially own 153,061 shares of Common Stock of the Company as a result of its indirect ownership of convertible bonds of the Company.

WDCAFLTD is deemed to beneficially own 153,061 shares of Common Stock of the Company as a result of its indirect ownership of convertible bonds of the Company.

PSA, acting as investment adviser to its clients, is deemed to beneficially own 1,099,490 shares of Common Stock of the Company.

PSP is deemed to beneficially own 1,099,490 shares of Common Stock of the Company as a result of its direct ownership of convertible bonds of the Company.

PSFLP is deemed to beneficially own 1,099,490 shares of Common Stock of the Company as a result of its indirect ownership of convertible bonds of the Company.

PSFLTD is deemed to beneficially own 1,099,490 shares of Common Stock of the Company as a result of its indirect ownership of convertible bonds of the Company.

WHHYA, pursuant to acting as investment adviser to its clients, beneficially owns 2,222,806 shares of Common Stock of the Company.

WHHYP is deemed to beneficially own 2,222,806 shares of Common Stock of the Company as a result of its direct ownership of convertible bonds of the Company.

WHHYFLP is deemed to beneficially own 2,222,806 shares of Common Stock of the Company as a result of its indirect ownership of convertible bonds of the Company.

WHHYFLTD is deemed to beneficially own 2,222,806 shares of Common Stock of the Company as a result of its indirect ownership of convertible bonds of the Company.

WSOA, is deemed to beneficially own 2,750,000 shares of Common Stock of the company.

WSOBP is deemed to beneficially own 2,750,000 shares of Convertible Bonds as a result of its indirect ownership of Common Stock of the company.

WSOBFLP is deemed to beneficially own 2,750,000 shares of Convertible Bonds as a result of its indirect ownership of Common Stock of the company.

WSOBFLTD is deemed to beneficially own 2,750,000 shares of Convertible Bonds as a result of its indirect ownership of Common Stock of the company.

As a result of the relationship described in this statement, each of WA, WCA, WCAA, WDCAA, WHHYA, PSA, WSOA, WCFLP, WCAFLP, WDCAFLP, WHHYFLP, PSFLP, WSOBFLP, WCFLTD, WCAFLTD, WDCAFLTD, WHHYFLTD, PSFLTD, and WSOBFLTD may be deemed to possess indirect beneficial ownership of the shares of Common Stock issuable upon the conversion of convertible bonds held by one or more of WCP, WCAP, WDCAP, WHHYP, PSP, and WSOBP. WA, WCA, WCAA, WDCAA, WHHYA, PSA, WSOA, WCFLP, WCAFLP, WDCAFLP, WHHYFLP, PSFLP, WSOBFLP, WCFLTD, WCAFLTD, WDCAFLTD, WHHYFLTD, PSFLTD, and WSOBFLTD each disclaim indirect beneficial ownership of the shares of Common Stock except to the extent of their pecuniary interest in such shares.*

Based on the relationships described herein, these entities may be deemed to constitute a “group” within the meaning of Rule 13d-5(b)(l) under the Securities Exchange Act of 1934. The filing of this statement shall not be construed as an admission that WA, WCA, WCAA, WDCAA, WHHYA, PSA, WSOA, WCP, WCAP, WDCAP, WHHYP, PSP, WSOBP, WCFLP, WCAFLP, WDCAFLP, WHHYFLP, PSFLP, WSOBFLP, WCFLTD, WCAFLTD, WDCAFLTD, WHHYFLTD, PSFLTD, and WSOBFLTD are a group, or have agreed to act as a group.*

(b) Percent of Class

WA is deemed to beneficially own 9.0% of the Company’s Common Stock.

WCA is deemed to beneficially own 3.5% of the company’s Common Stock.

WCP is deemed to beneficially own 3.5% of the company’s Common Stock.

WCFLP is deemed to beneficially own 3.5% of the company’s Common Stock.

WCFLTD is deemed to beneficially own 3.5% of the company’s Common Stock.

WCAA is deemed to beneficially own 2.7% of the Company’s Common Stock.

WCAP is deemed to beneficially own 2.7% of the Company’s Common Stock.

WCAFLP is deemed to beneficially own 2.7% of the Company’s Common Stock.

WCAFLTD is deemed to beneficially own 2.7% of the Company’s Common Stock.

WDCAA is deemed to beneficially own .06% of the Company’s Common Stock.

WDCAP is deemed to beneficially own .06% of the Company’s Common Stock.

WDCAFLP is deemed to beneficially own .06% of the Company’s Common Stock.

WDCAFLTD is deemed to beneficially own .06% of the Company’s Common Stock.

PSA is deemed to beneficially own 0.4% of the Company’s Common Stock.

PSP is deemed to beneficially own 0.4% of the Company’s Common Stock.

PSFLP is deemed to beneficially own 0.4% of the Company’s Common Stock.

PSFLTD is deemed to beneficially own 0.4% of the Company’s Common Stock.

WHHYA is deemed to beneficially own 0.9% of the Company’s Common Stock.

WHHYP is deemed to beneficially own 0.9% of the Company’s Common Stock.

WHHYFLP is deemed to beneficially own 0.9% of the Company’s Common Stock.

WHHYFLTD is deemed to beneficially own .09% of the Company’s Common Stock.

WSOA is deemed to beneficially own 1.1% of the company’s Common Stock

WSOBP is deemed to beneficially own 1.1% of the company’s Common Stock

WSOBFLP is deemed to beneficially own 1.1% of the company’s Common Stock

WSOBFLTD is deemed to beneficially own 1.1% of the company’s Common Stock

The percentage of Common Stock reportedly owned by each entity herein is based on 253,800,386 shares of outstanding Common Stock of the Company, which is the total number of shares issued and outstanding on 01/26/2009, Plus Common Stock issuable upon conversion of Convertible Bonds.

(c) Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote

0

(ii) Shared power to vote or to direct the vote

WA has shared voting power with respect to 22,894,386 shares of the Company’s Common Stock.

WCA, WCP, WCFLP, and WCFLTD have shared voting power with respect to 8,837,959 Shares of the Company’s Common Stock.

WCAA, WCAP, WCAFLP, and WCAFLTD have shared voting power with respect to 6,846,122 shares of the Company’s Common Stock.

WDCAA, WDCAP, WDCAFLP, and WDCAFLTD have shared voting power with respect to 153,061 shares of the Company’s Common Stock.

PSA, PSP, PSFLP, and PSFLTD have shared voting power with respect to 1,099,490 shares of the Company’s Common Stock.

WHHYA, WHHYP, WHHYFLP, and WHHYFLTD have shared voting power with respect to 2,222,806 shares of the Company’s Common Stock.

WSOA, WSOBP, WSOBFLP, and WSOBFLTD have shared voting power with respect to 2,750,000 Shares of the Company’s Common Stock.

(iii) Sole power to dispose or to direct the disposition of

0

(iv) Shared power to dispose or to direct the disposition of

WA has shared power to direct the disposition of 22,894,386 shares of the Company’s Common Stock.

WCA, WCP, WCFLP, and WCFLTD have shared power to direct the disposition of 8,837,959 Shares of the Company’s Common Stock.

WCAA, WCAP, WCAFLP, and WCAFLTD have shared power to direct the disposition of 6,846,122 shares of the Company’s Common Stock.

WDCAA, WDCAP, WDCAFLP, and WDCAFLTD have shared power to direct the disposition of 153,061 shares of the Company’s Common Stock.

PSA, PSP, PSFLP, and PSFLTD have shared power to direct the disposition of 1,099,490 shares of the Company’s Common Stock.

WHHYA, WHHYP, WHHYFLP, and WHHYFLTD have shared power to direct the disposition of 2,222,806 shares of the Company’s Common Stock.

WSOA, WSOBP, WSOBFLP, and WSOBFLTD have shared voting power with respect to 2,750,000 Shares of the Company’s Common Stock.

Instruction. For computations regarding securities which represent a right to acquire an underlying security see §240.13d3(d)(1).

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Not Applicable

Instruction. Dissolution of a group requires a response to this item.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not Applicable

Item 8.	Identification and Classification of Members of the Group

See Item 2

Item 9.	Notice of Dissolution of Group

Not Applicable

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 26, 2009
Date

/s/ Jonathan D. Wood

Signature

Jonathan D. Wood, Chief Operating Officer of Whitebox Advisors, LLC, on behalf of Whitebox Convertible Arbitrage Advisors, LLC, Whitebox Diversified Convertible Arbitrage Advisors, LLC, Pandora Select Advisors, LLC, and Whitebox Hedged High Yield Advisors, LLC

Name/Title

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 26 , 2009
Date

/s/ Jonathan D. Wood
Signature

Jonathan D. Wood, Chief Operating Officer of Whitebox Advisors, LLC, on behalf of Whitebox Convertible Arbitrage Partners, L.P., Whitebox Convertible Arbitrage Fund, L.P., Whitebox Convertible Arbitrage Fund, Ltd., Whitebox Diversified Convertible Arbitrage Partners, L.P., Whitebox Diversified Convertible Arbitrage Fund, L.P., Whitebox Diversified Convertible Arbitrage Fund, Ltd., Pandora Select Partners, L.P.; Pandora Select Fund, L.P., Pandora Select Fund, Ltd. Whitebox Hedged High Yield Partners, L.P., Whitebox Hedged High Yield Fund, L.P., and Whitebox Hedged High Yield Fund, Ltd.

Name/Title

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See § 240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)